Exhibit 99.1

February 27, 2020

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

2019 EARNINGS FOR YEAR AND FOURTH QUARTER

SAN JOSE, CA – California Water Service Group (NYSE: CWT) (the “Company”) today announced net income of $63.1 million and diluted earnings per share of $1.31 for 2019, compared to net income of $65.6 million and diluted earnings per share of $1.36 in 2018. 2019 was the third and final year of rate authorization under the 2015 General Rate Case (“GRC”) for the Company’s California subsidiary, California Water Service Company (“Cal Water.”)

The $2.5 million decrease in net income for the year was driven primarily by increases in administrative and general, other operations, depreciation and amortization, maintenance, property and other taxes, and net interest expense. In addition, a reduction in income tax benefit from repairs deductions resulted in a $2.3 million decrease in 2019 net income as compared to the prior year. These cost increases were partially offset by general rate increases, reduction in business development expenses, and an increase in the allowance for equity funds used during construction.

The decrease in 2019 net income was partly mitigated by items outside the Company’s immediate control, including a $7.4 million unrealized gain from certain benefit plan investments due to market conditions, which was partially offset by a $2.2 million reduction in the unbilled revenue accrual and a $1.6 million decrease in benefits from Company-owned life insurance.

President and Chief Executive Officer Martin A. Kropelnicki said he was pleased with the Company’s operating results and overall performance in 2019.

“We are focused on delivering long-term stockholder value, and one way we do that is by providing excellent customer service. In 2020, we had zero health-based water quality violations, we opened two regional customer service centers, and we invested $273.8 million in our water system infrastructure in order to deliver a safe, reliable water supply,” he said.

“We also worked diligently through the regulatory process and reached an agreement with the California Public Advocates Office to invest up to $828 million in water infrastructure in 2019, 2020, and 2021. Although this decision has been delayed, we are authorized to track the differences between current and final rates and capture these differences back to January 1, 2020 when a decision is eventually received,” he said.

According to Kropelnicki, another highlight of the year was Cal Water’s performance during the electric utilities’ Public Safety Power Shutoffs (“PSPS”). “Because of our significant investment and preparation, and the hard work of our employees, we kept water flowing to customers even when we experienced simultaneous power shut-offs affecting more than 60 of our water facilities for as long as six days.”

Additional Financial Results for 2019

Total revenue increased 2.3% to $714.6 million in 2019 compared to $698.2 million in 2018, primarily due to rate increases. Rate increases added $25.4 million, $5.7 million of which was related to increased water costs. Accrued unbilled revenue decreased by $2.2 million.

Total operating expenses increased $27.5 million, or 4.7%, to $615.1 million in 2019 compared to the prior year.

Water production expenses increased $2.5 million, or 1.0%, to $255.4 million in 2019, primarily due to increases in purchased water quantities and higher wholesale water rates. As designed, the California revenue decoupling mechanisms record an increase to revenue equal to the increase in California water production costs.

Administrative and general and other operations expenses increased $18.0 million, or 10.0%, to $198.7 million in 2019, primarily due to increases in conservation program expenses, employee wage costs, legal and outside service costs, PSPS program response costs, uninsured losses, and software licensing costs. Also, 2018 expenses reflected reductions from the recovery of $3.3 million for 2016 and 2017 drought program incremental costs. Changes in conservation program expense, employee pension benefits and employee and retiree medical costs for regulated California operations generally do not affect net income, as the Company has been allowed by the California Public Utilities Commission (“CPUC”) to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Maintenance expenses increased $2.3 million, or 9.6%, to $26.8 million in 2019, due to vegetation management at pump stations as well as amortization of reservoir coating projects in accordance with CPUC orders.

Income taxes decreased $2.3 million, or 12.4%, to $16.3 million in 2019, due to a decrease in pre-tax income which was partially offset by a decrease in the tax benefit from the flow-through method of accounting for “repairs” deductions on state corporate income tax filings.

Property and other taxes increased $1.5 million, or 5.5%, to $28.8 million, due mostly to an increase in our assessed property values for utility plant placed in service during the year.

Net other income increased $12.0 million in 2019, due primarily to a $7.4 million increase in unrealized gain from certain benefit plan investments due to market conditions, $4.4 million decrease in business development expenses, and a $2.7 million increase in allowance for equity funds used during construction. These were partially offset by wage increases of $0.7 million and a decrease in the benefits from Company-owned life insurance of $1.6 million.

Fourth Quarter 2019 Results

For the fourth quarter of 2019, net income was $11.3 million and diluted earnings per share was $0.24, compared to net income of $15.4 million and diluted earnings per share of $0.32 in the fourth quarter of 2018. The $4.1 million decrease in net income resulted primarily from a reduction in 2018 expenses for the recovery of $3.3 million for 2016 and 2017 drought program incremental costs. The quarter was also impacted by expense increases of $1.3 million in uninsured losses, $1.0 million in PSPS program response costs, $1.1 million in depreciation and amortization, $1.0 million in outside services, $1.5 million in non-regulated expenses, $1.5 million of net interest expense, and $0.7 of maintenance expense. These factors were partially offset by general rate increases of $4.4 million and a $3.9 million increase in unrealized gains from certain benefit plan investments due to market conditions.

Revenue for the fourth quarter increased $9.5 million, or 5.7%, to $176.9 million, mostly due to rate increases of $5.9 million, of which $1.5 million was related to increased water costs.

Total operating expenses for the quarter increased $15.6 million to $156.5 million. Water production expenses increased $3.5 million mostly due to increases in purchased water quantities and increased wholesale water rates. Administrative and general and other operations expenses increased $9.3 million, or 21.6%, to $52.5 million, mostly due to a reduction in 2018 expenses of $3.3 million for recovery of 2016 and 2017 drought program incremental costs, and increases in conservation program costs, employee wage and health care costs, uninsured losses, and outside service costs. Maintenance expense increased $0.7 million to $7.6 million. Depreciation and amortization increased $1.1 million. Other income and expenses, net of income taxes, increased $3.6 million to $1.5 million mostly due to a $3.9 million increase in unrealized gains from certain benefit plan investments due to market conditions. Net interest expense increased $1.5 million to $10.5 million.

The under-collected net receivable balance in the Water Revenue Adjustment Mechanism and Modified Cost Balancing Account was $62.6 million as of December 31, 2019, an increase of 11.5%, or $6.5 million, from the balance of $56.1 million as of December 31, 2018.

Regulatory Update

On October 8, 2019, Cal Water jointly filed a formal settlement agreement for its 2018 GRC with the Public Advocates Office of the CPUC covering the majority of open matters in the case. A handful of significant matters remain including benefits balancing accounts, the WRAM decoupling mechanism, construction financing costs, and depreciation rates. The largest component of the GRC is Cal Water’s Infrastructure Improvement Plan for 2019-2021. The settlement details investment plans that Cal Water and the Public Advocates Office agree should be made to Cal Water’s water infrastructure to continue providing safe, reliable water service to Cal Water customers and communities. The CPUC will consider, but is not required to adopt, the settlement agreement. If the CPUC approves the settlement agreement, Cal Water would be authorized to include in rates $609.0 million to $628.0 million of new projects throughout the state in 2019 to 2021, along with approximately $200.0 million for completion of additional projects begun in 2018 and prior periods. Included in these figures are $148.0 million of advice letter authorizations, which would not be included in rates until related projects are completed. Cal Water anticipates that if the settlement were adopted, it would plan to make capital investments of approximately $809.0 million to $828.0 million in the 2019-2021 period. The settlement proposes, in part, an average water main replacement rate of 0.76% annually company-wide by 2021.

On December 19, 2019, the CPUC extended its statutory deadline to complete the proceeding by six months, to July 1, 2020. On December 31, 2019, Cal Water requested a memorandum account to record the difference between the current rates that would continue to be billed starting January 1, 2020 (considered to be interim rates), and the rates that will eventually be approved in the case (final rates). After a GRC decision is adopted and final rates are implemented, the balance in the memorandum account will be reviewed, and customer bills will be adjusted to account for the difference between interim rates and final rates back to January 1, 2020.

Business Growth Update

On November 6, 2019, Washington Water Service Company (“Washington Water”), the Company’s Washington operating subsidiary, entered into an agreement with Rainier View Water Company to acquire its water system assets and to provide water utility service to its approximately 18,000 service connections, subject to certain closing conditions including completion of diligence and Washington Utilities and Transportation Commission (“WUTC”) approval. In February 2020, the companies filed a joint change in control application with the WUTC. Rainier View Water Company owns and operates 27 water systems that serve approximately 35,000 people in parts of Graham, Spanaway, Puyallup, Gig Harbor, and other nearby areas. Washington Water plans to retain Rainier View Water Company’s current employees and continue to provide its customers with a reliable supply of safe, high-quality water.

In December of 2019, Hawaii Water Service Company, Inc., the Company’s Hawaii operating subsidiary, entered into an agreement with Maui Land and Pineapple Company, Inc. to acquire water and wastewater assets at the Kapalua resort on the Island of Maui. The transaction is subject to certain conditions including due diligence and approval by the Hawaii Public Utilities Commission.

Other Information

All stockholders and interested investors are invited to listen to the 2019 year-end and fourth quarter conference call on February 27, 2020 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID #9879097. A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on February 27, 2020 through April 27, 2020, at 1-855-859-2056 or 1-404-537-3406, ID #9879097. The replay will also be available under the investor relations tab at www.calwatergroup.com. Prior to the call, the Company will post a slide presentation on its website. The presentation can be found at https://www.calwatergroup.com/docs/2019q4slides.pdf after 6:00 a.m. PST. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki; Vice President and Chief Financial Officer Thomas F. Smegal III; Vice President of Corporate Development and Chief Regulatory Officer Paul G. Townsley; and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services LLC. Together, these companies provide regulated and non-regulated water service to more than 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions' decisions; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the timeliness of regulatory commissions' actions concerning rate relief; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; the impact of weather and climate on water availability, water sales and operating results; the unknown impact of contagious diseases, on the Company’s operations; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission. The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except per share data)
	December 31	December 31
	2019	2018
ASSETS
Utility plant:
Utility plant	$3,550,485	$3,229,446
Less accumulated depreciation and amortization	(1,144,115)	(996,723)
Net utility plant	2,406,370	2,232,723
Current assets:
Cash and cash equivalents	42,653	47,176
Receivables:
Customers	32,058	30,037
Regulatory balancing accounts	38,225	42,394
Other	14,187	17,101
Unbilled revenue	34,879	33,427
Materials and supplies at weighted average cost	7,745	6,586
Taxes, prepaid expenses, and other assets	14,965	11,981
Total current assets	184,712	188,702
Other assets:
Regulatory assets	433,322	353,569
Goodwill	2,615	2,615
Other assets	84,289	60,095
Total other assets	520,226	416,279
TOTAL ASSETS	$3,111,308	$2,837,704

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 48,532 and 48,065 outstanding in 2019 and 2018, respectively	$485	$481
Additional paid-in capital	362,275	337,623
Retained earnings	417,146	392,053
Total common stockholders' equity	779,906	730,157
Long-term debt, net	786,754	710,027
Total capitalization	1,566,660	1,440,184
Current liabilities:
Current maturities of long-term debt, net	21,868	104,911
Short-term borrowings	175,100	65,100
Accounts payable	108,463	95,580
Regulatory balancing accounts	4,462	12,213
Accrued interest	5,810	5,674
Accrued other liabilities	43,018	37,688
Total current liabilities	358,721	321,166
Unamortized investment tax credits	1,575	1,649
Deferred income taxes	222,590	213,033
Pension and postretirement benefits other than pensions	258,907	193,538
Regulatory liabilities and other	270,256	256,522
Advances for construction	191,062	186,342
Contributions in aid of construction	241,537	225,270
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,111,308	$2,837,704

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

For the Three Months ended:

	December 31,	December 31,
	2019	2018
Operating revenue	$176,878	$167,417
Operating expenses:
Operations:
Water production costs	64,546	61,050
Administrative and general	27,307	23,586
Other operations	25,148	19,561
Maintenance	7,622	6,898
Depreciation and amortization	22,253	21,104
Income taxes	2,756	1,639
Property and other taxes	6,890	7,043
Total operating expenses	156,522	140,881
Net operating income	20,356	26,536
Other income and expenses:
Non-regulated revenue	5,056	4,305
Non-regulated expenses	(3,371)	(6,288)
Other components of net periodic benefit cost	(1,425)	(2,324)
Allowance for equity funds used during construction	1,598	1,310
Income tax (expense) benefit on other income and expenses	(406)	835
Net other income (loss)	1,452	(2,162)
Interest expense:
Interest expense	11,359	9,710
Allowance for borrowed funds used during construction	(887)	(704)
Net interest expense	10,472	9,006
Net income	$11,336	$15,368
Earnings per share
Basic	$0.24	$0.32
Diluted	$0.24	$0.32
Weighted average shares outstanding
Basic	48,306	48,067
Diluted	48,306	48,067
Dividends per share of common stock	$0.1975	$0.1875

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

For the Twelve Months ended:

	December 31,	December 31,
	2019	2018
Operating revenue	$714,557	$698,196
Operating expenses:
Operations:
Water production costs	255,341	252,847
Administrative and general	108,617	100,781
Other operations	90,061	79,868
Maintenance	26,834	24,494
Depreciation and amortization	89,220	83,781
Income taxes	16,280	18,589
Property and other taxes	28,792	27,296
Total operating expenses	615,145	587,656
Net operating income	99,412	110,540
Other income and expenses:
Non-regulated revenue	19,205	18,272
Non-regulated expenses	(13,841)	(22,737)
Other components of net periodic benefit cost	(5,733)	(9,308)
Allowance for equity funds used during construction	6,685	3,954
Income tax (expense) benefit on other income and expenses	(1,391)	2,717
Net other income (loss)	4,925	(7,102)
Interest expense:
Interest expense	44,891	39,917
Allowance for borrowed funds used during construction	(3,670)	(2,063)
Net interest expense	41,221	37,854
Net income	$63,116	$65,584
Earnings per share
Basic	$1.31	$1.36
Diluted	$1.31	$1.36
Weighted average shares outstanding
Basic	48,168	48,060
Diluted	48,168	48,060
Dividends per share of common stock	$0.7900	$0.7500